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                                        October 19, 1995



U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

          Re:  The Columbia Gas System, Inc., et al.
               File No. 70-8471

          As Counsel for The Columbia Gas System, Inc. ("Columbia"), a Delaware corporation and holding company registered under the Public Utility Holding Company Act of 1935 (the "Act"), I deliver to you this Opinion for filing as Exhibit F-3 to Post-Effective Amendment No. 5 to the Joint Application-Declaration on Form U-1 (File No. 70-8471) of Columbia and certain of its subsidiary companies, including Columbia Gas of Ohio, Inc., Columbia Gas of Kentucky, Inc., Columbia of Pennsylvania, Inc., Commonwealth Gas Services, Inc., Columbia of Maryland, Inc., Columbia LNG Corporation, Columbia Gas Development Corporation, Columbia Gulf Transmission Company, Columbia Gas Transmission Corporation ("Gas Transmission"), Columbia Atlantic Trading Corporation, Columbia Coal Gasification Corporation, Columbia Energy Services Corporation, Columbia Energy Marketing Corp. ("Energy Marketing"), Commonwealth Propane, Inc., Columbia Propane Corporation, Columbia Gas System Service Corporation, TriStar Ventures Corporation, TriStar Capital Corporation, and Columbia Natural Resources, Inc. (hereinafter referred to collectively as the "Subsidiaries"), relating to the participation by Gas Transmission and Energy Marketing as investors but not borrowers in the Intrasystem Money Pool, as more fully described in Post-Effective Amendment No. 5 (hereinafter referred to as the "Proposed Transactions").


         In connection with the above, I have examined:

     (i) The Application-Declaration as amended by Amendment No. 1 and Post-Effective Amendment Nos. 1, 2, 3, 4 and 5 (hereinafter the "Application-Declaration");

    (ii) a copy of the Restated Certificate of Incorporation of Columbia, as amended;
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   (iii)  the Order of the U.S. Bankruptcy Court for the District of Delaware
          dated August 2, 1991 authorizing ordinary course financing between Columbia and the Subsidiaries;

    (iv) The Notice of Proposed Transaction dated September 15, 1995 (HCAR No. 26375) and the Order previously issued dated December 22, 1994 (HCAR No. 26201); and

     (v) such other documents, records and matters of law I deemed necessary to enable me to render this Opinion.

          Based upon the foregoing and relying thereupon, I am of the opinion that, assuming the Proposed Transactions are consummated in accordance with the Application-Declaration, and all taxes and Government charges in connection with such transactions are paid:


     (a) all state laws applicable to the Proposed Transactions will have been complied with;

     (b) Columbia, Gas Transmission and Energy Marketing advancing funds under the terms of the System Money Pool will have a valid claim against each of the Subsidiaries, to whom funds were advanced pursuant to the Money Pool, for the amounts so advanced; and

     (e) the consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by Columbia, the Subsidiaries, Gas Transmission or Energy Marketing, or by any associate company thereof.

          I hereby consent to the filing of this Opinion as an Exhibit to the Application-Declaration.

                                        Very truly yours,

                                        //s// Joyce Koria Hayes

                                        Joyce Koria Hayes
                                        Associate General Counsel
                                          and Assistant Secretary
                                        Columbia Gas System
                                          Service Corporation